Exhibit 5.1

September 20, 2024

Greenfire Resources Ltd.

1900 – 205 5th Avenue SW

Calgary, Alberta T2P 2V7

Dear Sirs/Mesdames:

Re:	Registration Statement on Form F-3 of Greenfire Resources Ltd.

We have acted as local counsel in the Province of Alberta to Greenfire Resources Ltd. (the “Company”), a corporation existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form F-3 dated September 20, 2024 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We understand that the Registration Statement relates to the registration of: (a) the offer and sale of an aggregate of 40,918,062 common shares in the capital of the Company (the “Common Shares”) held by certain persons (the “Selling Shareholders”) party to an investor rights agreement dated September 20, 2023 (the “Investor Rights Agreement”) among such Selling Shareholders, the Company and M3-Brigade Sponsor III LP and certain other officers of the Company that are not a party to the Investor Rights Agreement, which Common Shares were issued pursuant to a Plan of Arrangement (the “Plan of Arrangement”) under Section 193 of Business Corporations Act (Alberta) (the “ABCA”) in the form attached to the Articles of Arrangement (as defined herein) and the transactions contemplated by the business combination agreement dated as of December 14, 2022, as amended on April 21, 2023, June 15, 2023 and September 5, 2023 (the “Business Combination Agreement”) by and among M3-Brigade Acquisition III Corp (“MBSC”), Greenfire Resources Inc., the Company, DE Greenfire Merger Sub Inc. and 2476276 Alberta ULC; (b) the offer and sale of 3,098,789 warrants to acquire Common Shares (the “Company Warrants”) held by certain Selling Shareholders, which Company Warrants are issued pursuant to the Plan of Arrangement and the transactions contemplated by the Business Combination Agreement, and are governed by a warrant agreement dated September 20, 2023 (the “Warrant Agreement”) by and between the Company, Computershare Inc. (“Computershare”) and Computershare’s affiliate, Computershare Trust Company, N.A. (together with Computershare, collectively, the “Warrant Agent”); (c) the offer and sale of 2,526,667 Company Warrants held by certain Selling Shareholders, which Company Warrants were issued pursuant to the Plan of Arrangement and the transactions contemplated by the Business Combination Agreement, and are governed by an amended and restated warrant agreement dated September 20, 2023 (the “A&R Warrant Agreement”) by and between the Company and the Warrant Agent and a warrant assignment and assumption agreement dated September 20, 2023 (the “Warrant Assignment Agreement” and collectively with the A&R Warrant Agreement and the Warrant Agreement, the “Warrant Transaction Documents”) by and between the Company, MBSC, Continental Stock Transfer & Trust Company and the Warrant Agent; and (d) the offer and sale of up to 5,625,456 Common Shares (the “Warrant Shares”) issuable upon exercise of the Company Warrants.

Any terms used in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

I. Materials Reviewed

For the purpose of the opinions hereinafter expressed, in our capacity as Canadian counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents (collectively, the “Relevant Documents”):

(a)	the Plan of Arrangement in the form attached to the Articles of Arrangement and the Final Order of the Court of King’s Bench of Alberta dated August 31, 2023;

(b)	an officer’s certificate of the Company (the “Officer’s Certificate”) in respect certain factual matters and containing: (i) (A) the Articles of Incorporation of the Company and the proof of filing with Alberta Corporate Registry, each dated December 9, 2022; (B) the Articles of Amendment of the Company and the proof of filing with Alberta Corporate Registry, each dated September 19, 2023; (C) the Articles of Arrangement of the Company and proof of filing with Alberta Corporate Registry, each dated September 20, 2023; and (D) By-Law No. 1 of the Company; (ii) resolutions of the board of directors of the Company approving or ratifying, as applicable, the Business Combination Agreement, the Plan of Arrangement, the issuance of the Common Shares and the Company Warrants, the Warrant Transaction Documents and various other matters relating thereto; and (iii) an incumbency schedule identifying certain directors and officers of the Company and providing specimen signatures in respect of certain of such directors and officers;

(c)	a Certificate of Status for the Company issued by the Registrar of Corporations under the laws of the Province of Alberta dated September 19, 2024 (the “Certificate of Status”); and

(d)	executed copies of the Business Combination Agreement, the Investor Rights Agreement and the Warrant Transaction Documents.

We have not participated in the preparation of any of the Warrant Transaction Documents nor have we reviewed any other documentation relating to the issuance and/or sale of the Warrant Shares as contemplated by the Warrant Transaction Documents, except as expressly stated herein. Further, other than our review of the Relevant Documents, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company.

II. Assumptions

In giving the opinions contained herein, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies;

(b)	the accuracy and completeness of all statements made in the Certificate of Status and all statements of fact made in the Officer’s Certificate and the documents attached to the Officer’s Certificate and that all such statements and documents remain accurate and complete at the time this opinion is delivered;

(c)	the Registration Statement will be effective, will comply with all applicable laws, will be duly authorized, executed and delivered by the Company, and will be filed with the Commission;

(d)	that none of the documents examined by us have been amended, supplemented or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise and none of the Warrant Transaction Documents or the Investor Rights Agreement have been terminated;

(e)	the Warrant Transaction Documents and the Investor Rights Agreement constitute valid and legally binding obligations of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(f)	that insofar as any obligation under any of the Warrant Transaction Documents or the Investor Rights Agreement is to be performed in any jurisdiction outside of the Province of Alberta, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(g)	that the provisions of any instrument evidencing the Company Warrants are consistent in all respects with the provisions of the Warrant Agreement;

(h)	the terms used in the Warrant Transaction Documents have the same meanings under the laws of the Province of Alberta as they do under the laws of the State of New York and would be interpreted and understood under the laws of the Province of Alberta in the same way as they are interpreted and understood under the laws of the State of New York;

(i)	the number of Common Shares and Company Warrants being registered pursuant to the Registration Statement are Common Shares and Company Warrants received by the Selling Shareholders pursuant to the Plan of Arrangement and the transactions contemplated by the Business Combination Agreement; and

(j)	all required consideration (in whatever form) for the Warrant Shares is paid in money or in property (other than a promissory note or promise to pay) or past service that is not less in value than the fair value equivalent of the money that the Company would have received if the Warrant Shares had been issued for money.

III. Reliance

With respect to the accuracy of factual matters material to this opinion, we have relied upon resolutions, certificates or comparable documents and representations of public officials and of officers and representatives of the Company. We have relied exclusively and without further investigation or independent verification on our review of the copies of the constating documents of and other materials relating to the Company as are attached to the Officer’s Certificate. Without limiting the foregoing, we have not reviewed the minute book or any other corporate records of the Company, save and except for the extracts therefrom copies of which are attached to the Officer’s Certificate.

For the purpose of the opinion expressed in paragraph 1, we have relied entirely and exclusively without further investigation or independent verification on the Certificate of Status, and we have assumed that such Certificate of Status continues to be accurate as of the date hereof.

For the purpose of the number of Common Shares and Warrant Shares expressed in the opinions set forth in paragraphs 2 and 4 we have relied entirely and exclusively without further investigation or independent verification on the Officer’s Certificate and the Registration Statement.

Where our opinion expressed herein refers to the Common Shares and Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinion indicates that the holder of such Common Shares or Warrant Shares, as applicable, will not, after the issuance to them of such Common Shares or Warrant Shares, as applicable, be liable to contribute any further amounts to the Company in order to complete payment for the Common Shares or Warrant Shares, as applicable, or to satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Common Shares and Warrant Shares or as to the adequacy of any consideration received.

IV. Applicable Laws

We are qualified to practice law in the province of Alberta and we do not express any opinion on any laws other than the laws of the province of Alberta and the laws of Canada applicable therein, in each case in effect on the date hereof.

V. Opinion

Based upon and relying on and subject to the foregoing assumptions and limitations and subject to the limitations and qualifications set out herein, we are of the opinion that:

1.	the Company is a valid and subsisting corporation under the laws of the Province of Alberta;

2.	the 40,918,062 Common Shares issued to the Selling Shareholders have been validly issued as fully paid and non-assessable common shares in the authorized share capital of the Company;

3.	all necessary corporate action has been taken by the Company to authorize the issuance of the Company Warrants and the execution and delivery of the Warrant Transaction Documents; and

4.	the up to 5,625,456 Warrant Shares issuable upon the due exercise of the Company Warrants have been duly authorized and, upon issuance of such Warrant Shares in accordance with their terms and the terms and conditions of the Warrant Transaction Documents, including the due exercise of the Warrants by the holders thereof and receipt by the Company of the consideration therefor, such Warrant Shares will be validly issued as fully paid and non-assessable common shares in the authorized share capital of the Company.

VI. Qualifications

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission and we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished for the sole benefit of the Company and may not be relied upon by any other person or entity or quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

The opinions contained herein are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Further, the opinions contained herein do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Burnet, Duckworth & Palmer LLP

Burnet, Duckworth & Palmer LLP

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